Exhibit 10.1
Converted Organics Inc.
137A Lewis Wharf
Boston, MA 02110
August 10, 2011
Iroquois Master Fund Ltd.
Iroquois Capital Opportunity Fund LP
c/o Iroquois Capital Management, L.L.C.
641 Lexington Avenue, 26th Floor
New York, New York 10022
RE:	Securities Purchase Agreement, dated as of April 1, 2011 (the “Purchase Agreement”), by and among Converted Organics Inc. (the “Company”) and Iroquois Master Fund Ltd. (“Holder”) and Iroquois Capital Opportunity Fund LP
Dear Mr. Silverman:
     Pursuant to the Purchase Agreement, the Company issued a certain secured convertible note in the original principal amount of $3,850,000.00 (the “Note”) to Holder. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
A. The Company and the Holder hereby agree, effective as of July 31, 2011, as follows with respect to the Note:
     (i) The term Installment Date (as defined in the Note) is hereby deleted in its entirety and replaced with the following:
“Installment Date” means each of the following dates: (i) the twenty-third (23rd) Trading Day immediately following the earlier to occur of: (A) the Trading Day on which the initial Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the SEC or (B) the six (6) month anniversary of the Issuance Date (the “First Installment Date”); (ii) the twentieth (20th) Trading Day immediately following the First Installment Date (the “Second Installment Date”); (iii) the twentieth (20th) Trading Day immediately following the Second Installment Date (the “Third Installment Date”); and (iv) the Maturity Date.
     (ii) The term Maturity Date (as defined in the Note) is hereby deleted in its entirety and replaced with the following:
“Maturity Date” means the twentieth (20th) Trading Day immediately following the Third Installment Date; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an

Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.
B. The parties further agree that each of the warrants set forth on Schedule 1 attached hereto is hereby amended to reduce the exercise price of each such warrant to $0.05 per share (it being understood and agreed that the number of shares of Common Stock for which each such warrant is exercisable shall not be increased solely as a result of such reduction of the exercise price). The Company and the Holder further agree that no adjustment to the Conversion Price (as defined in the Note) shall occur solely as a result of the reduction of the exercise prices of such warrants contemplated by this paragraph. The parties further agree that no adjustment to any of conversion prices under the Notes (as defined in the Prior Purchase Agreement) shall occur solely as a result of the reduction of the exercise prices of such warrants contemplated by this paragraph.
C. Except as expressly set forth herein, (i) each of the Transaction Documents and each of the obligations of the Company thereunder, and each of the rights of and benefits to the Holder thereunder, is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that from and after the date hereof, without implication that the contrary would otherwise be true, (A) all references in the Note to “this Note,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Note shall mean the Note as amended by this letter agreement and (B) all references in the Transaction Documents to “the Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this letter agreement and (ii) the execution, delivery and effectiveness of this letter agreement shall not operate as an amendment or waiver of any right, power or remedy of the Holder under any of the other Transaction Documents, nor constitute an amendment or waiver of any provision of any of the Transaction Documents and each of the Transaction Documents shall continue in full force and effect, as amended or modified by this letter agreement. The parties hereto agree that this letter agreement constitutes a Transaction Document.
D. The Company shall, on or before 5:30 p.m., New York time, on August 10, 2011, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this letter agreement in the form required by the 1934 Act.
[signature page follows]

Sincerely,
/s/ Edward J. Gildea
Edward J. Gildea,
CEO
Agreed to and accepted:
Iroquois Master Fund Ltd.
By: Iroquois Capital Management, L.L.C
Its: Investment Manager

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Authorized signatory

Iroquois Capital Opportunity Fund LP

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Authorized signatory

Schedule 1
Class C warrant dated May 7, 2009 to purchase 750,000 shares
Class D warrant dated May 7, 2009 to purchase 350,000 shares
Class F warrant dated July 16, 2009 to purchase 585,000 shares
Class G warrant dated September 8, 2009 to purchase 2,500,000 shares
Class I warrant dated April 22, 2010 to purchase 1,163,362 shares
Two Series A warrants issued on December 17, 2010 and two Series A warrants issued on March 7, 2011 to IMF and ICOF to purchase an aggregate of 2,495,000 shares
Two Series B warrants issued on December 17, 2010 and two Series B warrants issued on March 7, 2011 to IMF and ICOF to purchase an aggregate of 14,463,768 shares
Two Series C warrants issued on December 17, 2010 and two Series C warrants issued on March 7, 2011 to IMF and ICOF to purchase an aggregate of 2,495,000 shares
Series A warrant dated April 20, 2011 to purchase 4,812,500 shares
Series B warrant dated April 20, 2011 to purchase 9,143,750 shares
Series C warrant dated April 20, 2011 to purchase 4,343,285 shares

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